ImmuCell Announces Results for Second Quarter of 2015

Total Sales During Second Quarter Increase 27%; Sales of First Defense(R) During Second Quarter Increase 25%; EPS of $0.03 and $0.18 During Three-Month and Six-Month Periods Ended June 30, 2015, Respectively

PORTLAND, ME -- (Marketwired - August 13, 2015) - ImmuCell Corporation (NASDAQ: ICCC), a growing animal health company that is developing, manufacturing and selling products that improve animal health and productivity in the dairy and beef industries, today announced financial results for its second quarter ended June 30, 2015.

2015 Second Quarter Financial Overview:

--  Total sales increased 27% to $1.96 million during second quarter 2015, compared to second quarter 2014;
--  Sales of First Defense® increased 25% during second quarter 2015, compared to second quarter 2014;
--  Total sales increased 40% to $5.06 million during first six months of
    2015, compared to first six months of 2014;
--  Sales of First Defense® increased 46% during first six months of 2015, compared to first six months of 2014;
--  12th consecutive quarter of positive sales growth and 18th quarter of positive sales growth out of the last 19 quarters, compared to same period in the immediately preceding year;
--  Second quarter 2015 net income of $94,000, or $0.03 per diluted share, in contrast to net (loss) of ($295,000), or ($0.10) per share during second quarter 2014;
--  Net income of $573,000, or $0.18 per diluted share, during first six months of 2015, in contrast to net (loss) of ($308,000), or ($0.10) per share, during first six months of 2014;
--  EBITDA of $1.29 million during first six months of 2015, in contrast to
    ($215,000) during first six months of 2014;
--  Cash, cash equivalents and short-term investments balance of $3.91 million as of June 30, 2015;

Other Milestones/Developments:

--  Earlier in the third quarter of 2015, the USDA granted disease claims for the product being developed by the Company to prevent bovine rotavirus infections in newborn calves. This confirms the positive study results that were first announced in February 2015 and is a significant step forward in the Company's effort to bring the first passive antibody product to market with disease claims against the three leading causes of calf scours, E. coli, coronavirus and rotavirus;
--  In order to benefit from additional pilot work being conducted in the
    Company's small-scale Nisin plant (which will improve the quality of the regulatory submission addressing the manufacturing objectives for Mast
    Out®), the first submission of this Technical Section is now expected during the first half of 2016; and
--  Work on facility modifications and new equipment installations to increase production capacity to meet growing sales demand is underway and on schedule.

Other Financial Results for Second Quarter of 2015:

ImmuCell's product sales are normally seasonal, with higher sales expected during the first quarter. Total product sales during the three-month period ended June 30, 2015 increased by 27%, or $421,000, to $1,960,000 from $1,540,000 during the same period in 2014. Total product sales during the six-month period ended June 30, 2015 increased by 40%, or $1,440,000, to $5,062,000 from $3,621,000 during the same period in 2014. The Company held a backlog of orders aggregating approximately $1,452,000 as of June 30, 2015.

Sales of First Defense® and related product line extensions increased by 46% during the first half of 2015, in comparison to the same period in 2014. ImmuCell's sales and marketing team is doing an effective job introducing First Defense® to new customers and communicating how the product provides Immediate Immunity™ to newborn calves, generating a dependable return on investment to dairy and beef producers. Sales also benefited from a strong beef price and from the interrupted supply to the market of a competitive product. This new level of sales demand has exceeded the Company's current production capacity and available inventory, resulting in a backlog of First Defense® orders aggregating approximately $1,441,000 as of June 30, 2015. The necessary investments to increase production capacity to meet the growing sales demand for these products are underway and on schedule.

Product development expenses decreased by 64%, or $489,000, to $272,000 during the second quarter of 2015, as compared to $761,000 during the same period in 2014. Product development expenses aggregated 14% and 49% of product sales during the second quarters of 2015 and 2014, respectively. Product development expenses decreased by 56%, or $752,000, to $602,000 during the first six months of 2015, as compared to $1,355,000 during the same period in 2014. Product development expenses aggregated 12% and 37% of product sales during the first six months of 2015 and 2014, respectively. The higher expenses during the 2014 periods were largely the result of expenses incurred in connection with the Company's small-scale Nisin production plant investment.

Income before income taxes was approximately $207,000 during the second quarter of 2015, in contrast to a (loss) before income taxes of ($475,000) during the same period in 2014. Net income was $94,000, or $0.03 per diluted share, during the second quarter of 2015, is in contrast to net (loss) of ($295,000), or ($0.10) per share, during the same period in 2014.

Income before income taxes was approximately $1,022,000 during the first six months of 2015, in contrast to a (loss) before income taxes of ($473,000) during the same period in 2014. Net income of $573,000, or $0.18 per diluted share, during the first six months of 2015, is in contrast to net (loss) of ($308,000), or ($0.10) per share, during the same period in 2014.

Management's Discussion:

Michael F. Brigham, President and CEO, commented, "We aim to capitalize on the positive sales momentum for our lead product, First Defense® and related product line extensions. Total product sales increased by 41%, or $2,622,000, to $9,037,000 during the twelve-month period ended June 30, 2015 in comparison to $6,415,000 during the same period ended June 30, 2014. We are making the investments necessary to increase our production capacity in response to the continued sales growth of First Defense®."

"At the same time, work is underway to complete the two remaining Technical Sections required for approval of the New Animal Drug Application for Mast Out® by the U.S. Food and Drug Administration. Completion of the Human Food Safety Technical Section is currently anticipated around the middle of 2016. A first submission of the Chemistry, Manufacturing and Controls Technical Section to the FDA is expected during the first half of 2016."

Mr. Brigham further commented, "We continue to execute on the two core components of our business strategy. First, we are expanding the market penetration of First Defense®, our best-in-class treatment for calf scours. The addition of a bovine rotavirus disease claim to our existing claims against E. coli and coronavirus infections should allow us to bring the first passive antibody product with this breadth of disease claims to market in 2016. Second, we are advancing the development of Mast Out®, our novel treatment for subclinical mastitis in lactating dairy cows. Our ground-breaking product innovation is unlike all other mastitis treatments on the market today that are all sold subject to a milk discard period. Our goal is to revolutionize the way mastitis is treated by making earlier treatment of subclinical infections economically feasible by not requiring a milk discard or meat withhold during, or for a period of time after, treatment. No other product presently on the market can offer this value proposition."

Conference Call

Interested parties can access the conference call by dialing (866) 652-5200 or (412) 317-6060 at 4:30 PM EDT today. A teleconference replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088, confirmation #10070816. A live Internet webcast will be available at https://www.webcaster4.com/Webcast/Page/1214/10006 and a webcast replay will be available for 90 days at the same address.

About ImmuCell

ImmuCell Corporation's (NASDAQ: ICCC) purpose is to create scientifically-proven and practical products that improve animal health and productivity in the dairy and beef industries. ImmuCell has developed products that provide significant, immediate immunity to newborn dairy and beef livestock. The Company has also developed products that address mastitis, the most significant cause of economic loss to the dairy industry. Press releases and other information about the Company are available at: (http://www.immucell.com).

Safe Harbor Statement:

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to: projections of future financial performance; the scope and timing of future product development work and commercialization of our products; future costs of product development efforts; the estimated prevalence rate of subclinical mastitis; future market share of and revenue generated by products still in development; future sources of financial support for our product development, manufacturing and marketing efforts; the future adequacy of our own manufacturing facilities or those of third parties with which we have contractual relationships to meet demand for our products on a timely basis; the amount and timing of future investments in facility modifications and production equipment; the future adequacy of our working capital and the availability of third party financing; timing and future costs of a facility to produce the Drug Substance (active pharmaceutical ingredient) for Mast Out®; the timing and outcome of pending or anticipated applications for future regulatory approvals; future regulatory requirements relating to our products; future expense ratios and margins; future compliance with bank debt covenants; future realization of deferred tax assets; costs associated with sustaining compliance with cGMP regulations in our current operations and attaining such compliance for the facility to produce the Drug Substance for Mast Out®; factors that may affect the dairy and beef industries and future demand for our products; the cost-effectiveness of additional sales and marketing expenditures and resources; the accuracy of our understanding of our distributors' ordering patterns; anticipated changes in our manufacturing capabilities and efficiencies; anticipated competitive and market conditions; and any other statements that are not historical facts. Forward-looking statements can be identified by the use of words such as "expects", "may", "anticipates", "aims", "intends", "would", "could", "should", "will", "plans", "believes", "estimates", "targets", "projects", "forecasts" and similar words and expressions. In addition, there can be no assurance that future developments affecting us will be those that we anticipate. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of our products, competition within our anticipated product markets, alignment between our manufacturing resources and product demand, the uncertainties associated with product development and Drug Substance manufacturing, our potential reliance upon third parties for financial support, products and services, changes in laws and regulations, decision making by regulatory authorities, possible dilutive impacts on existing stockholders from any equity financing transactions in which we may engage, currency fluctuations and other risks detailed from time to time in filings we make with the Securities and Exchange Commission, including our Quarterly Reports on Form 10-Q, our Annual Reports on Form 10-K and our Current Reports on Form 8-K. Such statements are based on our current expectations, but actual results may differ materially due to various factors.

               Unaudited Condensed Statements of Operations

                                For the Three-Month      For the Six-Month
                                   Periods Ended           Periods Ended
                                      June 30,                June 30,
                                --------------------    --------------------
(In thousands, except per share
 amounts)                          2015      2014          2015      2014
                                ---------  ---------    ---------  ---------

Product sales                      $1,960    $1,540        $5,062    $3,621
Cost of goods sold                    829       661         2,081     1,593
                                ---------  ---------    ---------  ---------
  Gross margin                      1,131       879         2,981     2,028

Sales, marketing and
 administrative expenses              645       577         1,345     1,119
Product development expenses          272       761           602     1,355
                                ---------  ---------    ---------  ---------
  Operating expenses                  917     1,338         1,947     2,474
                                ---------  ---------    ---------  ---------

NET OPERATING INCOME (LOSS)           214      (459)        1,034      (446)

Other expenses, net                     7        16            12        27
                                ---------  ---------    ---------  ---------

INCOME (LOSS) BEFORE INCOME
 TAXES                                207      (475)        1,022      (473)

Income tax expense (benefit)          113      (180)          449      (165)
                                ---------  ---------    ---------  ---------

NET INCOME (LOSS)                     $94     ($295)         $573     ($308)
                                =========  =========    =========  =========

Weighted average common shares
 outstanding:
  Basic                             3,035     3,027         3,031     3,027
  Diluted                           3,156     3,027         3,150     3,027
NET INCOME (LOSS) PER SHARE:
  Basic                             $0.03    ($0.10)        $0.19    ($0.10)
  Diluted                           $0.03    ($0.10)        $0.18    ($0.10)

                   Unaudited Selected Balance Sheet Data
                                                               (Audited)
                                          As of                  As of
                                       June 30, 2015       December 31, 2014
                                    ------------------    ------------------
(In thousands)
Cash, cash equivalents, short-term
 and long-term investments                $3,909                $3,835
Net working capital                        5,052                 4,460
Total assets                              11,242                11,052
Stockholders' equity                      $9,904                $9,258

Contact:
Michael F. Brigham
President and CEO
ImmuCell Corporation
(207) 878-2770

Joe Diaz, Robert Blum and Joe Dorame
Lytham Partners, LLC
(602) 889-9700
iccc@lythampartners.com